Exhibit 99.1

Investor Relations:

Joseph D. Gangemi

SVP & CFO

(610) 695-3676

Investor Contact:

Ronald Morales

(610) 695-3646

Malvern Bancorp, Inc. Board Authorizes Stock Repurchase Program

PAOLI, Pa., March 14, 2019 (GLOBE NEWSWIRE) — Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Bank, National Association (“Malvern” or the “Bank”), today announced that its Board of Directors has approved a stock repurchase plan that authorizes the purchase of up to 194,516 shares, or approximately 2.5% of the Company’s current outstanding common stock, as conditions warrant, through March 31, 2020.

Repurchases may be made from time to time in the open market, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission and applicable federal securities laws. The share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion.

Commenting on the announcement, Anthony C. Weagley, the Company’s President and Chief Executive Officer, stated: “Given the continued market volatility for bank stock prices and the pronounced downdraft in stock prices that occurred toward the end of 2018, we believe that it is prudent and an appropriate time to reestablish a share repurchase program, on a limited basis. This program gives us an additional tool with which to enhance shareholder value to the extent that the market undervalues our shares.”

About Malvern Bancorp, Inc.

Malvern Bancorp, Inc. is the holding company for Malvern Bank, National Association, a national bank that was originally organized in 1887 as a federally-chartered savings bank. Malvern Bank, National Association now serves as one of the oldest banks headquartered on the Philadelphia Main Line. For more than a century, Malvern Bank has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity.

Malvern Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia and through its nine other banking locations in Chester, Delaware and Bucks counties, Pennsylvania, Palm Beach, Florida, and Morristown, New Jersey, its New Jersey regional headquarters. The Bank also operates a representative office in Montchanin, Delaware and recently announced a new Private Banking Office in West Chester Pennsylvania. Its primary market niche is providing personalized service to its client base.

Malvern Bank, through its Private Banking division and strategic partnership with Bell Rock Capital in Rehoboth Beach, Delaware, provides personalized wealth management and advisory services to high net worth individuals and families. These services include banking, liquidity management, investment services, 401(k) accounts and planning, custody, tailored lending, wealth planning, trust and fiduciary services, family wealth advisory services and philanthropic advisory services. The Bank offers insurance services though Malvern Insurance Associates, LLC, which provides clients a rich array of financial services, including commercial and personal insurance and commercial and personal lending.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://ir.malvernbancorp.com. For information regarding Malvern Bank, National Association, please visit our web site at http://www.mymalvernbank.com.

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp, Inc., and changes in the securities markets, as well as other risk factors identified in the Company’s Annual Report on Form 10-K and other reports filed by the Company with the SEC. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.